Exhibit 10.28

Named Executive Officer Salary and Bonus Arrangements

The Compensation and Benefits Committee (the “Committee”) of the Board of Directors of First Data Corporation (the “Company”) approved the following base salaries and annual target bonuses for 2008 for the Company’s named executive officers identified below.

Name and Title	2008 Base Salary	2008 Bonus Target (1)
Peter Boucher Executive Vice President	$525,000	$525,000

Edward A. Labry III Senior Executive Vice President	$750,000	$937,500

Kimberly S. Patmore Executive Vice President, Chief Financial Officer	$600,000	$600,000

(1)	2008 bonus target is based upon performance as measured by the Company’s 2008 earnings before interest, taxes, depreciation and amortization, subject to adjustment by the Committee, as permitted under the First Data Corporation Senior Executive Incentive Plan.

From time to time, the Company’s executive officers receive certain perquisites and personal benefits that may include personal use of the Company’s aircraft, personal use of tickets to certain professional events, personal financial planning up to $20,000 per year, country club membership expenses, and reimbursement for relocation and moving expenses.